STOCK PURCHASE AGREEMENT

                                  By and among

                         KANDERS FLORIDA HOLDINGS, INC.,

                              CLARK SCHWEBEL, INC.

                                       and

                            THE ADDITIONAL PURCHASERS
                          SET FORTH ON EXHIBIT A HERETO



                         with respect to the purchase of
                              the capital stock of

                      AMERICAN BODY ARMOR & EQUIPMENT, INC.








                               December ____, 1995

                                TABLE OF CONTENTS

                                                                         Page

ARTICLE I
   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II
   Purchase of Shares; Consideration . . . . . . . . . . . . . . . . . .    2
     2.1  Shares to be Purchased . . . . . . . . . . . . . . . . . . . .    3
     2.2  Consideration  . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE III
   Representations and Warranties of Purchaser . . . . . . . . . . . . .    3
     3.1  Organization; Standing and Power . . . . . . . . . . . . . . .    3
     3.2  Authorization; Enforceability  . . . . . . . . . . . . . . . .    4
     3.3  No Violation or Conflict . . . . . . . . . . . . . . . . . . .    4
     3.4  Consent of Governmental Authorities  . . . . . . . . . . . . .    4
     3.5  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.6  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE IV
   Representations and Warranties of Seller  . . . . . . . . . . . . . .    5
     4.1  Representations and Warranties by Seller . . . . . . . . . . .    5
          (a)  Organization  . . . . . . . . . . . . . . . . . . . . . .    5
          (b)  Authorization; Enforceability . . . . . . . . . . . . . .    5
          (c)  No Violation or Conflict  . . . . . . . . . . . . . . . .    5
          (d)  Consents of Governmental Authorities and Others . . . . .    6
          (e)  Conduct of Business . . . . . . . . . . . . . . . . . . .    6
          (f)  Litigation  . . . . . . . . . . . . . . . . . . . . . . .    6
          (g)  Rights, Warrants, Options . . . . . . . . . . . . . . . .    6
          (h)  Title to Shares . . . . . . . . . . . . . . . . . . . . .    7
          (i)  Related Parties . . . . . . . . . . . . . . . . . . . . .    7
          (j)  Brokers . . . . . . . . . . . . . . . . . . . . . . . . .    7
          (k)  Accuracy of Other Representations and Warranties  . . . .    7

ARTICLE V
   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.1  Survival of the Representations and Warranties . . . . . . . .    7
     5.2  Investigation  . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.3  Indemnification  . . . . . . . . . . . . . . . . . . . . . . .    7
          (a)  By Seller . . . . . . . . . . . . . . . . . . . . . . . .    8
          (b)  By Purchaser  . . . . . . . . . . . . . . . . . . . . . .    8
          (c)  Indemnity Procedure . . . . . . . . . . . . . . . . . . .    8
          (d)  Limitations . . . . . . . . . . . . . . . . . . . . . . .    9
     5.4  General Release  . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE VI
   Closing; Deliveries; Conditions Precedent.  . . . . . . . . . . . . .   10
     6.1  Closing; Effective Date  . . . . . . . . . . . . . . . . . . .   10
     6.2  Conditions Precedent to the Obligations of Purchaser . . . . .   11
          (a)  Representations and Warranties True . . . . . . . . . . .   11
          (b)  Performance . . . . . . . . . . . . . . . . . . . . . . .   11
          (c)  No Material Adverse Change  . . . . . . . . . . . . . . .   11
          (d)  Seller's, the Company's and the Managers' Certificates  .   11
          (e)  No Litigation . . . . . . . . . . . . . . . . . . . . . .   12
          (f)  Consents  . . . . . . . . . . . . . . . . . . . . . . . .   12
          (g)  Opinion of Counsel  . . . . . . . . . . . . . . . . . . .   12
          (h)  Employment Agreement  . . . . . . . . . . . . . . . . . .   12
          (i)  Due Diligence Review  . . . . . . . . . . . . . . . . . .   12
          (j)  Opinion of Accountants  . . . . . . . . . . . . . . . . .   12
          (k)  Resignation of Directors  . . . . . . . . . . . . . . . .   12
          (l)  Payments of Dividends . . . . . . . . . . . . . . . . . .   12
          (m)  Inducement Agreement  . . . . . . . . . . . . . . . . . .   13
          (n)  Company Certificate . . . . . . . . . . . . . . . . . . .   13
     6.3  Conditions Precedent to the Obligations of Seller  . . . . . .   13
          (a)  Representations and Warranties True . . . . . . . . . . .   13
          (b)  Performance . . . . . . . . . . . . . . . . . . . . . . .   13
          (c)  No Material Adverse Change  . . . . . . . . . . . . . . .   13
          (d)  Officers' Certificate . . . . . . . . . . . . . . . . . .   13
          (e)  No Litigation . . . . . . . . . . . . . . . . . . . . . .   13
     6.4  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . .   13
     6.5  Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   14

   ARTICLE VII
   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     7.1  Interim Operations of the Company  . . . . . . . . . . . . . .   14
     7.2  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     7.3  Notification . . . . . . . . . . . . . . . . . . . . . . . . .   16
     7.4  Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . .   16
     7.5  Non-competition  . . . . . . . . . . . . . . . . . . . . . . .   17
     7.6  General Confidentiality  . . . . . . . . . . . . . . . . . . .   18
     7.7  Continuing Obligations . . . . . . . . . . . . . . . . . . . .   18

ARTICLE VIII
   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.2  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .   19
     8.3  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.4  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     8.5  Waiver and Amendment . . . . . . . . . . . . . . . . . . . . .   19
     8.6  No Third Party Beneficiary . . . . . . . . . . . . . . . . . .   20
     8.7  Severability . . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.8  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.9  Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.11 Time of the Essence. . . . . . . . . . . . . . . . . . . . . .   20
     8.12 Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . .   20
     8.13 Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . .   21
     8.14 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   21
     8.15 Participation of Parties . . . . . . . . . . . . . . . . . . .   21
     8.16 Further Assurances . . . . . . . . . . . . . . . . . . . . . .   21
     8.17 Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . .   21

   Exhibit A  -  Schedule of Purchasers
   Exhibit B  -  Note
   Exhibit C  -  Pledge Agreement
   Exhibit D  -  Company Certificate


                            STOCK PURCHASE AGREEMENT


       Stock Purchase Agreement (the "Agreement"), dated as of December
   ____, 1995, by and among SPRINGS INDUSTRIES, INC., a South Carolina corporation ("Springs") and CLARK SCHWEBEL, INC., a Delaware corporation and an indirect wholly-owned subsidiary of Springs ("Schwebel"; and, together with Springs, collectively referred to herein as "Seller"); and KANDERS FLORIDA HOLDINGS, INC., a Delaware corporation ("KFH"), and certain other investors whose names are set forth on Exhibit A attached hereto, as the same may from time to time be amended by Kanders Florida Holdings, Inc. (Kanders Florida Holdings, Inc. and such other investors as set forth on Exhibit A attached hereto, as the same may from time to time be amended by Kanders Florida Holdings, Inc. are collectively referred to as "Purchaser").

                              W I T N E S S E T H:

       WHEREAS, Seller owns 2,172,043 shares of common stock, par value $.03 per share, of American Body Armor & Equipment, Inc., a Florida corporation (the "Company") (the "Common Shares") and 708,765 shares of 3% convertible preferred stock, stated value $1.00 per share, of the Company (the "Preferred Shares"; and together with the Common Shares, the "Shares"); and

       WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares subject to the terms and conditions of this Agreement.

       NOW THEREFORE, in consideration of the premises and the respective mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

       In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

       "Affiliate" shall mean with respect to a specified Person, a partnership, corporation or any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" shall mean this Stock Purchase Agreement together with all exhibits and schedules referred to herein.

       "Closing" shall have the meaning set forth in Section (6.1).

       "Closing Date" shall mean the date that the Closing takes place.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Financial Statements" shall mean (i) the audited balance sheet of the Company for the year ended December 31, 1994 and the related audited statements of income, cash flows and stockholders' equity, and (ii) the unaudited balance sheet and the unaudited statements of income and cash flows of the Company for the nine months ended September 30, 1995, in each such case including any related notes, each prepared according to United States generally accepted accounting principles, consistently applied with prior periods.

       "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

       "Indemnified Party" shall have the meaning set forth in Section
   5.3(c).

       "Indemnifying Party" shall have the meaning set forth in Section
   5.3(c).

       "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

       "Person" shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

       "Related Party" shall have the meaning set forth in Section 4.1(i).

       "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.

                                   ARTICLE II

                        Purchase of Shares; Consideration

       2.1 Shares to be Purchased. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from Seller, the Shares, as set forth on Exhibit A attached hereto, which constitute all of the shares of capital stock of the Company owned by Seller. At the Closing, Seller shall deliver to each Purchaser the certificates representing the Shares so purchased, together with stock powers separate from the certificates duly executed by Seller in blank and sufficient to convey to Purchaser good and marketable title to the Shares, free and clear of any and all claims, liens, charges, security interests, pledges or encumbrances of any nature whatsoever and together with all accrued benefits and rights attaching thereto. Notwithstanding the foregoing, in the event that any Purchaser shall default in its purchase obligations hereunder, KFH shall purchase such Shares not so purchased by such defaulting Purchaser.

       2.2 Consideration. The aggregate purchase price for the Shares shall be Two Million Six Hundred Thousand Dollars ($2,600,000), payable by each Purchaser, severally and not jointly, to Seller at the Closing as more fully identified on Exhibit A attached hereto as follows: (i) an aggregate of Two Million Dollars ($2,000,000) shall be payable in cash by wire transfer of immediately available funds to Seller's account as designated in writing by Seller to Purchaser at least one business day prior to the Closing, and (ii) Six Hundred Thousand Dollars ($600,000) shall be payable by the delivery by KFH to Seller of a promissory note in the original principal amount of Six Hundred Thousand Dollars ($600,000) payable to Seller, maturing two years from the Closing Date and bearing interest at 8% per annum (the "Note"). The Note shall be substantially in the form of Exhibit B attached hereto, and shall provide, among other things, that interest payments shall be made on a quarterly basis at the end of each calendar quarter, the entire outstanding principal amount shall be payable at maturity, and Purchaser shall have the right, but not the obligation, to prepay the Note, in whole or in part, without penalty or premium. In order to secure its payment obligations under the Note, each Purchaser, severally and not jointly, shall pledge to Seller such number of Common Shares and/or, at the option of such Purchaser, such number of Preferred Shares, as shall have a value of Nine Hundred Thousand Dollars ($900,000), all as more fully identified on Exhibit A attached hereto, pursuant to a Stock Pledge Agreement substantially in the form of Exhibit C attached hereto (the "Pledge Agreement").


                                   ARTICLE III

                   Representations and Warranties of Purchaser

       In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each Purchaser (solely with respect to itself and not with respect to any other Purchaser) represents and warrants to Seller as follows:

       3.1 Organization; Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse affect on the business, operations or properties of Purchaser. Purchaser has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

       3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement have been and will be duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

       3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of Purchaser's Certificate of Incorporation or Bylaws; and (b) do not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or, except as contemplated by this Agreement and the Pledge Agreement, result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to any material instrument or agreement to which Purchaser is a party or by which Purchaser or its property may be bound or affected, other than material instruments or agreements as to which consent shall have been obtained at or prior to the Closing (each of which instruments or agreements is listed in Schedule 3.3 hereto).

       3.4 Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority is required to be made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

       3.5 Brokers. Other than Stone Ventures, Inc., Purchaser has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement. Purchaser will be solely responsible for all fees of Stone Ventures, Inc. incurred in connection with this transaction.

       3.6 Litigation. There are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of Purchaser, threatened before any court or by or before any governmental or regulatory authority or arbitrator against Purchaser, relating to the transactions contemplated by this Agreement and there exists no facts or circumstances known to Purchaser creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above.


                                   ARTICLE IV

                    Representations and Warranties of Seller

       4.1 Representations and Warranties by Seller. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows (whenever reference is made herein as to Seller's best knowledge after due inquiry, the same shall mean diligent inquiry of the matter in question by Seller of each of Jonathan M. Spiller, Richard Bistrong, J. Michael Elliott and Carol T. Burke (collectively, the "Managers"), and such other reasonable inquiry as the circumstances require, and Purchaser shall use its reasonable efforts to cause the Company to make the Managers available to Seller for such purposes):

               (a) Organization. Each of the Company, Springs and Schwebel is a corporation duly organized, validly existing and in good standing under the laws of the States of Florida, South Carolina and Delaware, respectively. Seller and, to the best of Seller's knowledge, after due inquiry, except as set forth on Schedule 4.1(a) hereto, the Company is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its respective properties or the conduct of its respective businesses requires such qualification, except where and the failure to so qualify would not have a material adverse effect on the Company or Seller, as the case may be. Each jurisdiction in which the Company and Seller is so qualified is listed on
   Schedule 4.1(a) hereto. Each of the Company and Seller has the requisite power and authority to own or lease and operate its respective properties and conduct its respective businesses as presently conducted.

               (b) Authorization; Enforceability. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement have been and will be duly executed and delivered by Seller, and constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally and by general principals of equity.

               (c) No Violation or Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority except as set forth in Schedule 4.1(c) hereto, or any provision of the Company's or Seller's Certificate of Incorporation or Bylaws; and
   (b) except as set forth on Schedule 4.1(c) hereto, do not, with or without the passage of time or the giving of notice, result in the breach of or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of, Seller or, to the best of Seller's knowledge after due inquiry, the Company, pursuant to any material instrument or agreement to which Seller or the Company is a party or by which Seller or the Company or their respective properties may be bound or affected, other than material instruments or agreements as to which consent shall have been obtained at or prior to the Closing (each of which instruments or agreements is listed in Schedule 4.1 (c) hereto).

               (d) Consents of Governmental Authorities and Others. Except as set forth on Schedule 4.1(d) hereto, no consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or, to the best of Seller's knowledge after due inquiry, any other Person, is required to be made by Seller or the Company in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

               (e) Conduct of Business. Except as disclosed on Schedule 4.1(e) hereto, to the best of Seller's knowledge after due inquiry, since September 30, 1995, the Company has conducted its businesses in the ordinary and usual course consistent with past practices and there has not occurred any adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company, without limiting the generality of the foregoing, except as disclosed on Schedule 4.1(e) hereto, to the best of Seller's knowledge after due inquiry, since September 30, 1995, the Company has not: (a) amended its Certificate of Incorporation or Bylaws;
   (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; or (d) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due.

               (f) Litigation. Except as set forth on Schedule 4.1(f) hereto, there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the best knowledge of Seller after due inquiry, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting the Company (as plaintiff or defendant) which could, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, properties,assets, liabilities, business or prospects of the Company or (b) relating to the Shares or the consummation and closing of the transactions contemplated by this Agreement. To the best of Seller's knowledge after due inquiry, Schedule 4.1(f) hereto sets forth a list of any Litigation commenced against the Company since September 20, 1993.

               (g)  Rights, Warrants, Options.  Except as set forth on
   Schedule 4.1(g) hereto, to the best of Seller's knowledge after due inquiry, there are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Company; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Company of any capital stock or other equity interests of the Company, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights.

               (h) Title to Shares. Seller is the record and beneficial owner of the Shares and such Shares are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever; including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. At the Closing, Seller will transfer and convey, and Purchaser will acquire, good and marketable title to the Shares, free and clear of all liens, encumbrances, pledges, security interests and claims whatsoever.

               (i) Related Parties. Except as set forth on Schedule 4.1(i) hereto, none of Seller, nor any current or former (within the past five
   (5) years) director, officer or 10% or more stockholder of Seller (individually a "Related Party" and collectively the "Related Parties") or any Affiliate of Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Company, or of a supplier or customer of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intangible Property) which is utilized in the operation of the business of the Company; or (c) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Company.

               (j) Brokers. Seller has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

               (k) Accuracy of Other Representations and Warranties. Seller has no reason to believe that the representations and warranties of the Managers contained in that certain Inducement Agreement, dated as of December ____, 1995, among the Managers and Purchaser (the "Inducement Agreement"), are not true and correct in all respects.


                                    ARTICLE V

                              Additional Agreements

       5.1 Survival of the Representations and Warranties. The representations and warranties of the parties hereto set forth in this Agreement shall survive the Closing Date to the extent provided in Section 5.3.

       5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement.

       5.3     Indemnification.

               (a)  By Springs.  Subject to the limitations set forth in
   Section 5.3(d), Springs agrees to indemnify and hold harmless Purchaser and its directors, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to
   (i) any breach or violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; and
   (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

               (b)  By Purchaser.  Subject to the limitations set forth in
   Section 5.3(d), each Purchaser agrees (solely with respect to itself and not with respect to any other Purchaser) to indemnify and hold harmless Springs from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of such Purchaser contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; and (ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

               (c) Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

                    An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

                    The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expenses of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

                    The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

                    With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

               (d) Limitations. Except as otherwise set forth herein, no party shall have any obligation under the indemnification provisions set forth in Sections 5.3(a) or 5.3(b) unless a notice of a claim for indemnity in respect of any matter has been given to such party on or before the date which is two years after the Closing Date.
   Notwithstanding anything to the contrary contained herein, to the extent that the Indemnified Party receives insurance proceeds for damages incurred, the liability of the Indemnifying Party shall be reduced by the amount of such insurance proceeds. Notwithstanding anything to the contrary contained herein, the liability of Springs under this Article V shall not be in excess of Two Million Six Hundred Thousand Dollars ($2,600,000) and the liability of any Purchaser under this Article V shall not be in excess of the aggregate purchase price paid by such Purchaser as more fully identified on Exhibit A attached hereto; provided, however, that no party shall have any claim against the other unless and until all damages incurred by such party are in excess of $100,000, in which case such claim shall be only for the amounts in excess of $100,000; provided, further, that if the aggregate of all such claims is in excess of $260,000, then all such damages, including the initial $100,000 of damages herein described, shall be indemnifiable hereunder; and provided, further, that for purposes hereof, all claims and damages of each Purchaser shall be aggregated in determining the threshold levels herein described. None of the limitations of this Section 5.3(d) shall apply with respect to any action based upon fraud, willful misconduct or gross negligence of any party.

       5.4 General Release. As additional consideration for the sale of the Shares pursuant to this Agreement, Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, the Company and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown ("Claims"), relating to the Company by virtue of Seller's ownership of the Shares which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company to the Seller by virtue of Seller's ownership of the Shares; provided, however, that the Company's trade payables to Seller shall not be released by this Section 5.4. Seller expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by Seller.


                                   ARTICLE VI

                   Closing; Deliveries; Conditions Precedent.

       6.1 Closing; Effective Date. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, on January ____, 1996, or on such other date and at such other place as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

               (a) At Closing, Seller shall deliver the following documents to Purchaser:

                    (i) the certificates representing the Shares, together with stock powers duly executed in blank;

                    (ii) the Pledge Agreement, substantially in the form of Exhibit C hereto, duly executed by Seller;

                    (iii)     the Certificate referred to in Section 6.2(d);
       and

                    (iv) such other documents and instruments as the Purchaser may reasonably request.

               (b) At Closing, Purchaser shall deliver the following documents to Seller:

                    (i) a wire transfer of immediately available funds to Seller in the aggregate amount of Two Million Dollars ($2,000,000);

                    (ii) the Note, substantially in the form of Exhibit B hereto, duly executed by Purchaser;

                    (iii) the Pledge Agreement, substantially in the form of Exhibit C hereto, duly executed by Purchaser;

                    (iv) the Certificate referred to in Section 6.3(d); and

                    (v) such other documents and instruments as Seller may reasonably request.

       6.2 Conditions Precedent to the Obligations of Purchaser. Each and every obligation of Purchaser to consummate the transactions described in this Agreement and any and all liability of Purchaser to Seller shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent;

               (a) Representations and Warranties True. Each of the representations and warranties of Seller contained herein and each of the representations and warranties of the Managers contained in the Inducement Agreement or in any certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date (except for changes specifically permitted by this Agreement, including, without limitation, Section 7.1 hereof).

               (b) Performance. Seller and the Managers shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement and the Inducement Agreement to be performed or complied with by them on or prior to the Closing Date.

               (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, from September 30, 1995 through the Closing Date, no event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of the Company or of the Company's assets, liabilities (whether accrued, absolute, contingent or otherwise), earnings, book value, business or operations, and the Company shall have operated its business in the ordinary course during such period, consistent with past practices.

               (d) Seller's, the Company's and the Managers' Certificates. Seller, the Company and the Managers shall have delivered to Purchaser a certificate dated the Closing Date, certifying that the conditions specified in Section 6.2(a), (b) and (c) above have been fulfilled and as to such other matters as Purchaser may reasonably request.

               (e) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins, restrains, prohibits, or obtains material damages from Purchaser, with respect to the consummation of all or any of the transactions contemplated by this Agreement if, in the good faith opinion of counsel to Purchaser, such litigation, arbitration, or other legal or administrative proceeding would subject Purchaser to risk of material loss if the Closing were to occur.

               (f) Consents. All authorizations, consents, waivers and approvals of all appropriate governmental regulatory agencies and all other appropriate parties as may be required to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, the consents of any of the landlords to the Company's leased property (including, without limitation, the consent of the landlord of the Yulee, Florida leased property) which is required in accordance with the terms of the leases and consents with respect to any material agreement to which the Company is a party (including, without limitation, the consent of LaSalle Business Credit, Inc.).

               (g) Opinion of Counsel. An opinion letter from counsel to Seller addressed to Purchaser in form and substance reasonably acceptable to Purchaser.

               (h) Employment Agreement. At the Closing, the Company shall have entered into employment agreements that are acceptable to Purchaser with each of Spiller, Bistrong and Elliott.

               (i) Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Company to its satisfaction, on or before the Closing.

               (j) Opinion of Accountants. At or prior to the Closing, Purchaser shall have received confirmation (satisfactory to Purchaser) from Deloitte & Touche LLP that substantially all of the Company's currently available tax loss carryforwards will be available for use by the Company after the Closing.

               (k) Resignation of Directors. At the Closing, three members of the Company's current Board of Directors (excluding Spiller) shall have resigned, leaving three vacancies, with respect to which Purchaser's nominees shall be elected.

               (l) Payments of Dividends. At the Closing, the cash dividend due and payable by the Company on the Preferred Shares shall be paid by the Company to Purchaser or, if the Company has previously paid the same to Seller, Seller shall pay such amount to Purchaser or, at Purchaser's election, Purchaser shall offset such amount from the wire transfer of funds to be made by Purchaser to Seller pursuant to Section 2.2.

               (m) Inducement Agreement. The Managers shall have entered into the Inducement Agreement with Purchaser.

               (n) Company Certificate. The Company shall have delivered its Certificate, substantially in the form of Exhibit D hereto, dated as of the Closing Date, to the Purchaser.

       6.3 Conditions Precedent to the Obligations of Seller. Each and every obligation of Seller to consummate the transactions described in this Agreement and any and all liability of Seller to Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:

               (a) Representations and Warranties True. Each of the representations and warranties of Purchaser contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.

               (b) Performance. Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (c) No Material Adverse Change. No event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of Purchaser.

               (d) Officers' Certificate. Purchaser shall have delivered to Seller, a certificate dated the Closing Date, certifying that the conditions specified in Sections 6.3(a), (b) and (c) above have been fulfilled.

               (e) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins, restrains, prohibits, or obtains material damages from Seller, or seeks to enjoin, restrain, prohibit, or obtain material damages from Seller, with respect to the consummation of all or any of the transactions contemplated by this Agreement if, in the good faith opinion of counsel to Seller, such litigation, arbitration, or other legal or administrative proceeding would subject Seller to risk of material loss if the Closing were to occur.

       6.4 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

       6.5 Termination. This Agreement and the transactions contemplated hereby may be terminated (i) at any time by the mutual consent of the parties hereto; (ii) by Seller or by Purchaser, if the Closing has not occurred on or prior to January 31, 1996 (such date of termination being referred to herein as the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (iii) by Purchaser at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of Seller in this Agreement are not in all material respects true, accurate and complete or if Seller breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date, or
   (2) any of the conditions precedent to Purchaser's obligations to conduct the Closing have not been satisfied by the date required thereof; (iv) by Seller at any time at or prior to Closing in its sole discretion if
   (1) any of the representations or warranties of Purchaser in this Agreement are not in all material respects true, accurate and complete or if the Purchaser breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to Seller's obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section B, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iii) and (iv) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective obligations of the parties under Sections 7.6, 8.8 and 8.14 shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, if the termination of this Agreement is a result of the willful or grossly negligent misrepresentation, willful or grossly negligent inaccuracy or omission in a representation, willful or grossly negligent breach of warranty, fraud or any willful or grossly negligent failure to perform or comply with any covenant or agreement contained herein, the aggrieved party shall be entitled to recover from the non-performing party all out-of-pocket expenses which such aggrieved party has incurred and the termination of this Agreement shall not be deemed or construed as limiting or denying any other legal or equitable right or remedy of such party.

                                   ARTICLE VII

                                    Covenants

       7.1 Interim Operations of the Company. During the period from the date of this Agreement to the Closing Date, except with Purchaser's prior specific written consent or as expressly contemplated by this Agreement, Seller shall not take any action to cause the Company to operate its business other than in the ordinary and usual course consistent with past practices and to preserve intact its business organization and good will in all material respects. Additionally, during the period from the date of this Agreement to the Closing Date, Seller shall not take any action to cause the Company to do any of the following and shall vote its Shares against any of the following to the extent a shareholder vote is taken (unless otherwise expressly contemplated by this Agreement or permitted in writing by Purchaser):

                    (i)  amend its Certificate of Incorporation or By-Laws;

                    (ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                    (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

                    (iv) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

                    (v) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices;

                    (vi) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

                    (vii) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices;

                    (viii) make or commit to make any capital expenditures exceeding in the aggregate Ten Thousand Dollars ($10,000);

                    (ix) become subject to any Guaranty;

                    (x) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of Seller or any Affiliate of Seller or any Related Party or to the prepayment of any such amounts, other than compensation benefits, and expenses payable in the ordinary course of business to Seller and scheduled lease payments under leases listed on Schedule 4.1(i);

                    (xi) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

                    (xii) except as listed on Schedule 7.1, enter into any material agreement or amend or terminate any existing material agreement, which is outside the ordinary course of business consistent with past practices;

                    (xiii) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

                    (xiv) except as set forth on Schedule 7.1, enter into any commitment or transaction other than in the ordinary course of business consistent with past practices;

                    (xv) do any act, or omit to do any act, or permit to the extent within the Company's or the Seller's control, any act or omission to act which would cause a violation or breach of any of the representations, warranties or covenants of Seller set forth in this Agreement;

                    (xvi) take any action which has a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of the Company, or on employee, customer or supplier relations;

                    (xvii) alter in any manner any of the Company's existing working capital facilities; or

                    (xviii)   agree, whether in writing or otherwise, to do
       any of the foregoing.

       7.2 Access. Seller shall use its reasonable best efforts to cause the Company to, afford to Purchaser and its agents and representatives, access throughout the period prior to the Closing Date to the properties, books, records and contracts of the Company, for the purpose of permitting Purchaser to fully investigate and perform a due diligence review of the Company, its businesses, assets and properties, and financial condition, provided that such access shall be granted during normal business hours in such a manner as to not unreasonably interfere with the Company's normal business operations. During such period, Seller shall use its reasonable best efforts to cause the Company to furnish promptly to Purchaser copies of (i) all correspondence received or sent by or on behalf of the Company from or to any governmental authority and (ii) all other information and documents concerning its business, assets, liabilities, properties and personnel as Purchaser may reasonably request.

       7.3 Notification. Each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance with would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Any such notification relating to a representation or warranty shall identify the applicable representation or warranty contained in this Agreement, and shall be deemed to have amended and cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event, occurrence or other information; but shall not otherwise limit or alter any of the covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any covenant; provided, however, that the Purchaser shall have the right to terminate this Agreement in the event that any such notification relating to a representation or warranty is determined by Purchaser, in its sole discretion, to adversely affect the Company, its operations, assets, properties or condition (financial or otherwise).

       7.4     Exclusivity.

               (a) Seller agrees that unless this Agreement has been terminated as herein provided, neither the Seller, nor its Affiliates, representatives, employees or agents (collectively, "Agents") will, commencing on the date of this Agreement and continuing through January 31, 1996 (the "Exclusive Period"), directly or indirectly, (i) solicit, encourage or negotiate any proposal (whether solicited or unsolicited) for, or execute any agreement relating to, a sale of all or any part of the Shares, and Seller and the Agents shall use their best reasonable efforts (subject to the fiduciary obligations of any Agents serving as director of the Company) to prevent, and shall vote all Shares against, a sale of the Company's assets or a sale of any equity or debt security of the Company's or any merger, consolidation, recapitalization or similar transaction involving the Company with any party other than Purchaser (any of the foregoing is referred to as an "Acquisition Proposal"), (ii) subject to the fiduciary obligations of any Agents serving as directors of the Company, provide any information regarding the Company or the Shares to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in clauses (i) or (ii) above shall restrict Seller or any of its Agents from providing information as required by legal process); or (iii) vote their Shares for any operation of the business of the Company other than in the ordinary course of business, consistent with past practices. For purposes of this Section 7.4 only, the Company shall not be deemed to be an Affiliate of Seller.

               (b) In the event that Seller does not consummate the Acquisition as a result of the Seller's breach of Section 7.4(a) hereof, Seller shall be liable to Purchaser for the payment of liquidated damages to Purchaser in the agreed upon amount of One Hundred Thousand Dollars ($100,000); provided, however, that if Purchaser does not consummate the Acquisition because Seller has sold the Shares to the Company due to the request of Commonwealth Associates, or financial accommodations or other arrangements have been made by Commonwealth Associates which have the effect of causing the Company to purchase such Shares or preventing Purchaser from purchasing the Shares from Seller on terms acceptable to Purchaser as contemplated hereby, then Seller shall be liable to Purchaser for the payment of liquidated damages to Purchaser in the agreed upon amount of Two Hundred Fifty Thousand Dollars ($250,000).

       7.5 Non-competition. Seller acknowledges that in order to assure Purchaser that Purchaser will retain the value of the Company as a "going concern," Seller agrees on the terms set forth in this Section 7.5, not to utilize its special knowledge or the business of the Company and their relationships with customers, suppliers and others to compete with the Company. For a period of three (3) years, in the case of Springs, and for a period of two (2) years, in the case of Schwebel, in each case beginning on the Closing Date, Seller and its Affiliates at the time of determination, shall not engage or have an interest, anywhere in the United States of America or any other geographic area where the Company does business at the date hereof or in which its products are marketed at the date hereof, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of Purchaser or any of its Affiliates or as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any business competitive with or similar to that engaged in by the Company at the date hereof. During the same period, Seller and its then respective employees, agents or others then under their control to, directly or indirectly, on behalf of Seller or any other Person, (i) call upon, accept competitive business from, or solicit the competitive business of any Person who is, or who had been at any time during the preceding three (3) years, a customer or supplier of the Company or any successor to the business, of the Company or any such successor, or (ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor, or hire any person who has left the employ of Purchaser or any such successor during the preceding three (3) years. Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, a trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Seller acknowledges that compliance with the restrictions set forth in this
   Section 7.5 will not prevent it from conducting its business as heretofore conducted. As used herein, the phrase "competitive business" means any business competitive with the type of business engaged in by the Company, Purchaser or any of their Subsidiaries or Affiliates at the date hereof. Notwithstanding the provisions of this Section 7.5, nothing contained herein shall restrict Seller from (x) conducting its business as presently conducted, which includes supplying raw materials and other supplies to the Company and to competitors of the Company, or (y) becoming a stockholder of any competitor of the Company that is indebted to Seller by reason of such competitor's bankruptcy and the conversion of Seller's debt of such competitor into equity of such competitor pursuant to a plan of reorganization of such competitor.

       7.6 General Confidentiality. Seller acknowledges that the intangible property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique assets of the Company. Seller shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company or Purchaser, whether or not for Seller's own benefit, without the prior written consent of Purchaser or unless required by law, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, intangible property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Purchaser, which could reasonably be regarded as confidential. Seller acknowledges that Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of this Company.

       7.7 Continuing Obligations. The restrictions set forth in Sections 7.5 and 7.6 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Purchaser. Purchaser and Seller acknowledge that Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to Purchaser in the event the covenants contained in Sections 7.5 and 7.6 were not complied with in accordance with their terms. Accordingly, Seller agrees that any breaches or threatened breach by it of any provision of Sections 7.5 or 7.6 shall entitle Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Purchaser. If Seller breaches the covenant set forth in Section 7.5, the running of the five (5) year non-compete period described therein shall be tolled for so long as such breach continues.
   It is the desire and intent of the parties that the provisions of Sections 7.5 and 7.6 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 7.5 and 7.6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 7.5 or 7.6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 7.5 or 7.6 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

                                  ARTICLE VIII

                                  Miscellaneous

       8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery, mailing or transmission thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). A copy of any notices delivered to Purchaser shall also be sent to Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, Attention: Robert L. Lawrence, Esq., Fax No. (212) 245-3009.

       8.2 Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them with respect to the subject matter hereof, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

       8.3 Binding Effect. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

       8.4 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided, that, Purchaser may assign this Agreement to an Affiliate of Purchaser.

       8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by its President or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

       8.6     No Third Party Beneficiary.  Except for the provisions of
   Section 5.4, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

       8.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

       8.8 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. No expenses of Seller relating to the transactions contemplated hereby shall be paid by the Company, but all such fees shall be paid directly by Seller.

       8.9 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

       8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       8.11 Time of the Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

       8.12 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

       8.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

       8.14 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

       8.15 Participation of Parties. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all time through the execution hereof.

       8.16 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Securities.

       8.17 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of both Purchaser and the Company as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its Affiliates from making public announcement or filing required by federal or state securities laws or stock exchange rules.

       IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                        KANDERS FLORIDA HOLDINGS, INC.


                                        By:  /s/ Warren B. Kanders
                                             Name:  Warren B. Kanders
                                             Title: President

                                        Address:  c/o American Body Armor &
                                                    Equipment, Inc.
                                                  85 Nassau Place
                                                  Yulee, Florida 32087
                                                  FAX: (904) 261-5677

                                        SPRINGS INDUSTRIES, INC.


                                        By:  /s/ Stephen P. Kelley
                                             Name:  Stephen P. Kelley
                                             Title: Executive Vice President

                                   Address:  205 N. White Street
                                             Fort Mill, South Carolina 29716
                                             FAX: (803) 547-3707

                                        CLARK-SCHWEBEL, INC.


                                        By:  /s/ R. W. Sullivan
                                             Name:  R. W. Sullivan
                                             Title: Vice President

                                   Address:  c/o Springs Industries, Inc.
                                             205 N. White Street
                                             Fort Mill, South Carolina 29716
                                             FAX: (803) 547-3707